EXHIBIT 5.1

             2 South Pointe, Suite 275

Lake Forest, CA 92630

 E: jlockett@lhlawpc.com

P: 949.540.6540 | F: 949.540.6578

June 28, 2022

Tego Cyber Inc.

8565 S. Eastern Avenue, Suite 150

Las Vegas, NV, 89123

Re:	Registration Statement on Form S-1File No. 333-259482; Post-Effective Amendment No. 1

Ladies and Gentlemen:

We have acted as counsel to Tego Cyber Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1/A Post Effective Amendment No. 1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act “) with respect to the offering by the Company of 5,000,000 of the Company’s common shares, par value $0.001 (the “Offering Shares”).. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the State of Nevada, including the Constitution of the State of Nevada, and we express no opinion with respect to any other laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Warrant Shares, when issued upon the exercise of warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name as it appears in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

/s/Lockett + Horwitz
Lockett + Horwitz a Professional Law Corporation